GrandSouth Bancorporation Announces 86% Increase in Year Over Year Net Income and Fourth Quarter 2021 Results

GREENVILLE, SC, January 18, 2022

GrandSouth Bancorporation (GRRB:OTCQX) (the “Company” or “GrandSouth”), the holding company for GrandSouth Bank announced today that net income was $16.1 million and $4.7 million for the year and quarter ended December 31, 2021, respectively, representing a 86.40% and a 47.13% increase over the same periods in 2020.

The Board of Directors declared a quarterly cash dividend of $0.13 per common share ($0.1365 per Series A preferred share) payable on February 18, 2022 to shareholders of record on February 4, 2022.

Fourth Quarter 2021 Highlights – For and during the quarter ended December 31, 2021:

•	Net Income was $4.7 million, an increase of $1.5 million, or 47.13%, from the same quarter in 2020.
•	Basic and diluted earnings per share were $0.86 and $0.84, respectively.
•	A 30% increase in the quarterly cash dividend.
•	The annualized returns on average assets and average equity were 1.55% and 19.53%, respectively.
•	Total assets increased $1.1 million, or 0.09%, to $1.2 billion.
•	Gross loans excluding purchased student loans increased by $21.4 million, or an annualized rate of 9.29%, to $932.8 million.
•	Total deposits increased $7.3 million, or an annualized rate of 2.76%, to $1.1 billion.
•	Cost of funds decreased by 22 basis points, or 34.38%, from the same quarter in 2020.
•	Of gross loans excluding specialty floor plan and purchased student loans (“Core Bank loans”), 0.01% were 30 days past due as of December 31, 2021. The annualized net charge off ratio for the quarter was 0.10%.
•	The efficiency ratio was 55.45%, improving from 58.81% in the prior quarter and 63.69% in the same quarter in 2020.

JB Schwiers, the Company’s President, said, “GrandSouth Bancorporation achieved record earnings of $16.1 million in 2021, which is an 86% increase over 2020. Our Board of Directors has approved a 30% increase in the quarterly cash dividend as a result of these exceptional earnings. This is our way of sharing our success with our investors. During the fourth quarter, we made the strategic decision to sell our student loan portfolio purchased in previous years. We also paid off our most costly FHLB advances (at a penalty) and sold investments in our portfolio that were below market rates and as a result in an unrealized loss position. The gain from the sale of purchased student loans allowed us to more than offset these prepayment penalties and investment security losses. We believe making these balance sheet changes will position us for better earnings in the future. We also made excellent progress in the forgiveness of PPP loans to our customers with $49 million forgiven during 2021. Excluding the PPP loans, the core bank loan portfolio grew at an annualized rate of 12%. Our credit quality metrics continue to be very strong. Nonperforming assets as a percentage of total assets ratio was 0.19% at the end of 2021. We carried two Core bank loans past due over 30 days in the amount of $103 thousand on a total loan portfolio that exceeds $933 million.

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I am extremely proud of these results but not surprised. We began a journey in 2015 to rebuild our sales and credit culture. There has been a careful and well thought out investment in people and new markets. We avoided trying to be all things to all people and instead focused on what we do best. The three-legged stool approach of taking care of customers, employees, and shareholders has served us well. GrandSouth Bank is now known as a high performing community bank with a commercial focus that operates in the three major markets of our state. I believe we have an exceptional franchise because of the strength of our people, our commercial focus, an efficient branch network, and a strong specialty lending division in CarBucks.”

COVID-19 Impact through December 31, 2021

Management continues to focus on the economic impact resulting from the COVID-19 pandemic. To assist small businesses in need, the Bank processed 367 Paycheck Protection Program (“PPP”) loans for a total of $51.0 million in loans funded and $2.0 million in lender fees collected. As of December 31, 2021, 354 of these loans totaling $49.7 million have been forgiven and lender fee income totaling $2.0 million has been recognized, leaving a remaining loan balance of $1.3 million as of December 31, 2021.

Specialty floor plan loans finished the quarter ended December 31, 2021 at $98.3 million, up from $83.0 million at December 31, 2020. The average balances of such loans outstanding for the quarters ending December 31, 2021 and 2020 were $95.5 million and $79.2 million, respectively. The 2020 pandemic related negative trends have reversed and average outstanding balances increased by 20.65% in the fourth quarter of 2021 when compared to the fourth quarter of 2020. The losses due to specialty floor plan loan defaults remain low resulting in a 0.75% annualized net charge off rate in the fourth quarter of 2021, as compared to a 0.20% annualized net charge off rate in the third quarter of 2021 and a 0.17% annualized net recovery rate in the fourth quarter of 2020.

Net Interest Income

Net interest income was $12.9 million for the quarter ended December 31, 2021, up $1.3 million, or 10.87%, from the same period in 2020. For the year ended December 31, 2021, net interest income increased $8.2 million, or 19.60%, to $49.9 million from $41.7 million during 2020. These increases were primarily driven by an increase in interest and fees on loans and a decrease in deposit interest expense.

Noninterest Income

Noninterest income was $1.8 million for the fourth quarter of 2021, an increase of $1.2 million, or 205.41%, from the fourth quarter of 2020. For the year ended December 31, 2021, noninterest income increased $1.3 million, or 49.26% to $3.8 million from that in 2020. For both periods, these changes were primarily driven by a net gain of $1.2 million from the sale of the student loan portfolio and a net gain on the settlement of litigation of $0.8 million. These were partially offset by a loss on sale of investment securities available for sale in the amount of $0.8 million.

Noninterest Expense

Noninterest expense increased $0.4 million, or 4.71%, in the fourth quarter of 2021 when compared to the same period in 2020. The increase was primarily attributable to an increase in compensation expense. For the year ended December 31, 2021, noninterest expense increased $1.1 million, or 3.64%, over that in 2020. The increases were primarily attributable to increases in compensation and employee benefits, data processing and other noninterest expenses, partially offset by a decrease in professional and advisory expenses and the net costs of operation of other real estate owned.

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Loan Portfolio

The Company’s gross loans portfolio contracted by $3.6 million, or an annualized rate of 1.53%, during the fourth quarter of 2021 and grew by $54.9 million, or an annualized rate of 6.25%, for the year ended December 31, 2021. Specialty floor plan loans increased by $7.2 million, or an annualized rate of 31.31% for the quarter and $15.3 million, or an annualized rate of 18.42%, for the year ended December 31, 2021. Core Bank loans grew by $14.2 million, or an annualized rate of 6.85%, and $67.2 million, or an annualized rate of 8.75%, during the same periods, respectively. The growth of Core Bank loans was impacted by the forgiveness of $5.4 million of PPP loans during the fourth quarter of 2021 and by the forgiveness of $48.6 million offset by the origination of $12.0 million in PPP loans during the year ended December 31, 2021. Core Bank loans, excluding PPP loans, grew by $19.6 million, or an annualized rate of 9.57%, for the quarter ended December 31, 2021 and $88.4 million, or an annualized rate of 11.87%, for the year ended December 31, 2021.

During the quarter, $24.6 million of the purchased student loan portfolio was sold which, along with the continued paydowns, decreased the balance during the fourth quarter of 2021 by $25.0 million, and $27.5 million for the year ended December 31, 2021. As of December 31, 2021, the remaining balance was $0.7 million.

The composition of the loan portfolio consisted of the following on December 31, 2021, September 30, 2021 and December 31, 2020:

	December 31,	September 30,	December 31,
	2021	2021	2020
	(Dollars in thousands)

Commercial, financial and agricultural	$135,438	$127,934	$138,149
Specialty floor plan loans	98,324	91,132	83,027
Commercial PPP loans	1,274	6,744	22,521
Real estate – construction, land development and other	114,100	107,613	99,124
Real estate – mortgage	577,083	571,246	500,285
Purchased student loans	651	25,623	28,195
Installment loans to individuals	6,605	6,801	7,244
Loans, gross	933,475	937,093	878,545
Allowance for loan losses	(13,723)	(13,730)	(12,572)
Loans, net	$919,752	$923,363	$865,973

Loan Loss Provision and Asset Quality

For the quarter ended December 31, 2021, the provision for loan losses was $0.2 million, a decrease of $0.3 million, or 58.02%, from the same quarter a year ago. For the year ended December 31, 2021, the provision for loan losses was $1.3 million, a decrease of $1.8 million, or 58.67%, over that in 2020. Net charge offs for the fourth quarter of 2021 were $0.2 million and net charge offs for the year ended December 31, 2021 were $0.1 million, as compared to net recoveries of less than $0.1 million and net charge offs of $0.8 million for the same periods in 2020, respectively.

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The allowance for loan losses as a percentage of total gross loans was 1.47% at December 31, 2021, consistent with the ratio at September 30, 2021 of 1.47% and up from 1.43% at December 31, 2020. The Company’s management believes the allowance is adequate to absorb losses that are inherent in the loan portfolio as of December 31, 2021 and will continue to closely monitor credit ratios and activity.

Other real estate owned fell to $0.8 million at December 31, 2021, a decrease of $0.6 million, or 39.64%, from September 30, 2021 and a decrease of $1.1 million, or 56.42%, from $1.9 million at December 31, 2020. Nonaccrual loans increased to $1.3 million at December 31, 2021 from $1.2 million at September 30, 2021 and $0.5 million at December 31, 2020.

Securities Portfolio

Investment securities available-for-sale were $112.0 million at December 31, 2021, down $15.3 million, or 12.02%, from $127.3 million at September 30, 2021, and up $1.3 million, or 1.13%, from $110.7 million at December 31, 2020.

Securities in the investment portfolio as of December 31, 2021 were as follows:

•	asset backed securities totaling $2.6 million;
•	residential government-sponsored mortgage-backed securities totaling $33.5 million;
•	collateralized mortgage obligations totaling $27.4 million;
•	taxable municipal bonds totaling $14.1 million;
•	nontaxable municipal bonds totaling $12.6 million;
•	corporate debt securities totaling $12.4 million; and
•	treasury securities totaling $9.4 million.

During the fourth quarter of 2021, 18 securities totaling $19.4 million were purchased and 10 securities totaling $28.2 million were sold.

Deposits

Total deposits increased $7.3 million, or an annualized rate of 2.76%, during the fourth quarter of 2021 and $112.6 million, or an annualized rate of 11.89%, for the year ended December 31, 2021 to $1.1 billion at quarter end. Noninterest bearing deposits increased $11.8 million, or an annualized rate of 17.42%, during the quarter and $77.2 million, or an annualized rate of 37.92%, for the year ended December 31, 2021 to $280.7 million as of December 31, 2021 compared to December 31, 2020. During the quarter, combined demand deposit, money market, and savings accounts grew by $20.4 million, or an annualized rate of 9.76%, to $850.1 million. This growth offset the decrease during the same period in certificate of deposit, IRAs and CDARS of $13.1 million, or an annualized rate of 23.41%, to $208.9 million.

Borrowings

As of December 31, 2021, the Company had $5.0 million of Federal Home Loan Bank advances and $35.9 million of junior subordinated notes outstanding. During the fourth quarter, four Federal Home Loan Bank advances totaling $11.0 million were paid off. The Bank incurred a $0.1 million expense associated with the prepayment.

Shareholders’ Equity

Shareholders’ equity was $97.4 million at December 31, 2021, an increase of $4.7 million, or 5.05%, for the quarter and $10.9 million, or 12.57%, for the year ended December 31, 2021. The balance was increased by the normal retention of earnings, changes in the fair value of investments, exercise of stock options and expense of stock option grants. Offsetting the increase was payment of dividends and repurchases of common and preferred shares.

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Tier 1 Risk Based Capital Ratios were 10.29% and 12.24% for the Company and the Bank, respectively, at December 31, 2021.

About GrandSouth Bancorporation

GrandSouth Bancorporation is a bank holding company with assets of $1.2 billion at December 31, 2021. GrandSouth Bank provides a range of financial services to individuals and small and medium sized businesses. GrandSouth Bank has eight branches in South Carolina, located in Greenville, Fountain Inn, Anderson, Greer, Columbia, Orangeburg and Charleston.

Press contact: JB Schwiers 864-770-1000

Website: www.grandsouth.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of the Company. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties beyond the Company’s control and may not be realized due to a variety of factors. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations may be different than expected, including, but not limited to, due to the continuing negative impacts and disruptions resulting from the novel coronavirus, or COVID-19, on the economies and communities the Company serves, which may have an adverse impact on the Company’s business, operations and performance, and could have a negative impact on the Company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company; (6) changes in interest rates, which may affect the Company’s net income, prepayment penalty income, and other future cash flows, or the market value of the Company’s assets, including its investment securities; and (7) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC and available at the SEC’s internet site (https://www.sec.gov). You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

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Non-GAAP Measures

This release includes financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes certain operating performance measures. Such measures include: “Tangible book value per common share, outstanding,” “Tangible book value per share, adjusted for the conversion of Series A preferred stock”, “Tangible book value, adjusted for the conversion of Series A preferred stock”, and “Common tangible book value.”

Management has included these non-GAAP measures because it believes these measures may provide useful supplemental information for evaluating the Company’s underlying performance trends. Further, management uses these measures in managing and evaluating the Company’s business and intends to refer to them in discussions about our operations and performance. Operating performance measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Balance Sheets

	(Unaudited)	(Unaudited)	(Audited)
	December 31,	September 30,	December 31,
	2021	2021	2020
	(Dollars in thousands)
Assets
Cash and due from banks	$2,522	$5,853	$6,216
Interest-earning deposits	120,602	95,018	51,137
Federal funds sold	977	1,215	5,672
Cash and cash equivalents	124,101	102,086	63,025
Investments - available for sale	111,962	127,252	110,707
Other investments, at cost	2,984	3,476	6,252
Loans receivable, net of deferred fees and costs	933,475	937,093	878,545
Allowance for loan losses	(13,723)	(13,730)	(12,572)
Loans, net of allowance for loan losses	919,752	923,363	865,973
Premises and equipment, net	17,783	17,504	16,680
Other real estate owned	842	1,395	1,932
Accrued interest receivable	4,808	5,822	5,704
Bank owned life insurance	14,778	14,694	14,861
Net deferred tax asset	2,968	2,811	2,501
Goodwill	737	737	737
Other assets	3,007	3,527	1,407
Total assets	$1,203,722	$1,202,667	$1,089,779

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$280,665	$268,858	$203,502
Interest-bearing	778,376	782,879	742,978
Total deposits	1,059,041	1,051,737	946,480
Federal Home Loan Bank advances	5,000	16,000	16,000
Junior subordinated notes	35,864	35,834	35,744
Accrued interest payable	383	629	336
Accrued expenses and other liabilities	6,029	5,748	4,694
Total liabilities	1,106,317	1,109,948	1,003,254

Shareholders’ equity
Preferred stock - Series A - no par value	—	—	—
Common stock - no par value	—	—	—
Additional paid in capital	44,570	44,206	46,645
Retained earnings	51,649	47,471	37,721
Accumulated other comprehensive income	1,186	1,042	2,159
Total shareholders’ equity	97,405	92,719	86,525
Total liabilities and shareholders’ equity	$1,203,722	$1,202,667	$1,089,779

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Statements of Income (Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands)		(Dollars in thousands)
Interest income	$14,078	$13,212	$55,009	$50,331
Interest expense	1,164	1,564	5,119	8,617
Net interest income	12,914	11,648	49,890	41,714
Provision for loan losses	225	536	1,270	3,073
Net interest income after provision for loan losses	12,689	11,112	48,620	38,641
Noninterest income
Service charges on deposit accounts	334	264	1,244	983
Gain (loss) on sale of investment securities available for sale	(819)	—	(819)	392
Bank owned life insurance	83	102	344	414
Net gain (loss) on sale of premises and equipment	(63)	(1)	26	14
Net gain on sale of loan portfolio	1,227	—	1,227	—
Net gain on settlement of litigation	828	—	828	—
Other	218	227	959	749
Total noninterest income	1,808	592	3,809	2,552
Noninterest expenses
Compensation and employee benefits	5,703	5,231	21,131	20,371
Net occupancy	577	531	2,309	2,186
Net cost of operation of other real estate owned	(50)	78	90	371
Data processing	485	502	2,021	1,880
Other expenses	1,448	1,454	5,590	5,238
Total noninterest expenses	8,163	7,796	31,141	30,046
Income before income taxes	6,334	3,908	21,288	11,147
Income tax provision	1,611	698	5,174	2,502
Net income	4,723	3,210	16,114	8,645
Deductions for amounts not available to common shareholders:
Dividends declared or accumulated on perferred stock	(30)	(24)	(120)	(97)
Net income available to common shareholders	$4,693	$3,186	$15,994	$8,548

Per common share
Earnings per common share, basic	$0.86	$0.58	$2.95	$1.57
Earnings per common share, diluted	$0.84	$0.57	$2.88	$1.55

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the three months ended
	December 31, 2021			December 31, 2020
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	1,504	6	1.69%	4,243	23	2.23%
US agency securities and treasuries	9,434	31	1.33%	—	—	0.00%
Mortgage backed securities	41,472	95	0.91%	28,294	27	0.38%
CMO and asset backed securities	48,148	97	0.80%	56,094	167	1.19%
Municipals (a)	23,082	147	2.54%	17,541	121	2.75%
Corporate debt security	10,254	109	4.24%	3,534	50	5.63%
Federal Home Loan Bank stock	1,048	11	4.28%	1,680	17	3.99%
Other investments	725	1	0.77%	747	1	0.74%
Subtotal, investments	135,667	497	1.47%	112,133	406	1.45%

Cash equivalents
Due from banks and fed funds sold	99,723	39	0.15%	44,359	11	0.09%
Subtotal, cash equivalents	99,723	39	0.15%	44,359	11	0.09%
Total investments and cash equivalents	235,390	536	0.91%	156,492	417	1.06%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,619	60	3.59%	7,834	70	3.58%
Consumer FFELP student loans	15,364	193	5.00%	28,505	323	4.51%
Consumer residential and equity loans	72,789	710	3.87%	70,097	734	4.16%
Commercial single pay, installment and revolving term loans	115,930	1,219	4.17%	109,338	1,155	4.20%
Commercial real estate loans	624,233	6,314	4.01%	537,032	5,599	4.15%
Commercial specialty floor plan loans	95,520	4,816	20.00%	79,173	4,257	21.39%
Commercial SBA loans	4,657	249	21.20%	32,168	675	8.35%
Total loans	935,112	13,561	5.75%	864,147	12,813	5.90%
Total interest earning assets	1,170,502	14,097	4.78%	1,020,639	13,230	5.15%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	60,792	38	0.25%	47,911	31	0.26%
Money market accounts	487,422	486	0.40%	364,588	453	0.49%
Regular savings accounts	15,608	4	0.10%	9,344	2	0.10%
Certificates of deposit, IRAs and CDARS	214,583	180	0.33%	291,944	702	0.96%
Total interest bearing deposits	778,405	708	0.36%	713,787	1,188	0.66%
Other interest bearing liabilities
Other borrowings	12,055	25	0.82%	20,761	43	0.82%
Junior subordinated debentures	35,846	431	4.77%	27,502	333	4.81%
Total other interest bearing liabilities	47,901	456	3.78%	48,263	376	3.09%
Total interest bearing funds	826,306	1,164	0.56%	762,050	1,564	0.82%
Tax-equivalent net interest rate spread			4.22%			4.33%
Non-interest bearing funds
Demand deposit accounts	280,388			204,051
Total funds and cost of funds	1,106,694	1,164	0.42%	966,101	1,564	0.64%
Tax-equivalent net interest rate spread on funds			4.36%			4.51%
Tax-equivalent net interest margin		12,933	4.38%		11,666	4.55%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the twelve months ended
	December 31, 2021			December 31, 2020
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	2,665	53	1.98%	6,176	137	2.21%
US agency securities and treasuries	5,826	76	1.30%	874	18	2.00%
Mortgage backed securities	39,100	314	0.80%	28,100	277	0.99%
CMO and asset backed securities	53,504	481	0.90%	44,419	717	1.62%
Municipals (a)	21,382	554	2.59%	13,374	378	2.83%
Corporate debt security	7,234	333	4.60%	1,526	85	5.59%
Federal Home Loan Bank stock	1,247	50	3.98%	1,541	74	4.83%
Other investments	742	5	0.74%	747	6	0.75%
Subtotal, investments	131,700	1,866	1.42%	96,757	1,692	1.75%

Cash equivalents
Due from banks and fed funds sold	78,747	107	0.14%	38,781	113	0.29%
Subtotal, cash equivalents	78,747	107	0.14%	38,781	113	0.29%
Total investments and cash equivalents	210,447	1,973	0.94%	135,538	1,805	1.33%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,823	237	3.48%	8,388	296	3.53%
Consumer FFELP student loans	24,199	1,094	4.52%	29,985	1,377	4.59%
Consumer residential and equity loans	69,965	2,846	4.07%	62,872	2,781	4.42%
Commercial single pay, installment and revolving term loans	116,664	4,900	4.20%	110,673	4,982	4.50%
Commercial real estate loans	594,945	24,122	4.05%	497,129	21,419	4.31%
Commercial specialty floor plan loans	89,694	18,695	20.84%	75,876	16,555	21.82%
Commercial SBA loans	12,305	1,216	9.88%	25,002	1,169	4.68%
Total loans	914,595	53,110	5.81%	809,925	48,579	6.00%
Total interest earning assets	1,125,042	55,083	4.90%	945,463	50,384	5.33%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	65,176	167	0.26%	33,643	75	0.22%
Money market accounts	442,451	1,888	0.43%	306,694	1,915	0.62%
Regular savings accounts	13,135	13	0.10%	8,179	8	0.10%
Certificates of deposit, IRAs and CDARS	243,066	1,192	0.49%	332,453	5,416	1.63%
Total interest bearing deposits	763,828	3,260	0.43%	680,969	7,414	1.09%
Other interest bearing liabilities
Other borrowings	15,106	132	0.87%	17,146	168	0.98%
Junior subordinated debentures	35,802	1,727	4.82%	20,465	1,035	5.06%
Total other interest bearing liabilities	50,908	1,859	3.65%	37,611	1,203	3.20%
Total interest bearing funds	814,736	5,119	0.63%	718,580	8,617	1.20%
Tax-equivalent net interest rate spread			4.27%			4.13%
Non-interest bearing funds
Demand deposit accounts	251,295			175,871
Total funds and cost of funds	1,066,031	5,119	0.48%	894,451	8,617	0.96%
Tax-equivalent net interest rate spread on funds			4.42%			4.37%
Tax-equivalent net interest margin		49,964	4.44%		41,767	4.42%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Financial Highlights (Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands, except per share)
Per share data:
Book value per common share	$18.61	$16.17	$18.61	$16.17
Tangible book value per common share, outstanding (non-GAAP) (a)	$18.47	$16.03	$18.47	$16.03
Tangible book value per share, adjusted for the conversion of Series A preferred stock (non-GAAP) (b)	$17.73	$15.43	$17.73	$15.43

Weighted average common shares oustanding, basic	5,155,018	5,230,419	5,157,858	5,215,182
Weighted average common shares outstanding, diluted	5,328,843	5,278,586	5,287,413	5,273,350
Common shares outstanding at end of period	5,168,681	5,271,971	5,168,681	5,271,971
Common shares outstanding at end of period, adjusted for conversion of Series A preferred stock	5,451,509	5,559,866	5,451,509	5,559,866

Selected performance ratios and other data:
Annualized return on average assets	1.55%	1.21%	1.39%	0.88%
Annualized return on average equity	19.53%	15.09%	17.78%	10.59%
Annualized net interest margin	4.38%	4.55%	4.44%	4.42%
Efficiency ratio	55.45%	63.69%	57.99%	67.88%
Annualized charge-offs (recoveries), net to average loans	0.10%	-0.02%	0.01%	0.10%

Book value (GAAP)	$97,405	$86,525	$97,405	$86,525
Series A preferred stock APIC	(1,204)	(1,298)	(1,204)	(1,298)
Book value excluding Series A preferred stock	96,201	85,227	96,201	85,227
Goodwill	(737)	(737)	(737)	(737)
Common tangible book value (non-GAAP) (c)	$95,464	$84,490	$95,464	$84,490

Book value (GAAP)	$97,405	$86,525	$97,405	$86,525
Goodwill	(737)	(737)	(737)	(737)
Tangible book value, adjusted for the conversion of Series A preferred stock (non-GAAP) (d)	$96,668	$85,788	$96,668	$85,788

	As of
	December 31,	December 31,
	2021	2020
	(Dollars in thousands)
Shareholders’ equity to total assets	8.09%	7.94%
Tier 1 risk-based capital ratio	10.29%	10.17%

Other real estate owned	$842	$1,932
Nonaccrual loans	1,349	533
Loans past due 90 days and accruing interest (e)	55	53
Total nonperforming assets	$2,246	$2,518

Allowance for loan losses to loans, gross	1.47%	1.43%

(a)	Calculated by dividing the common tangible book value by the number of common shares outstanding at the end of the period.
(b)	Calculated by dividing the tangible book value, adjusted for the conversion of Series A preferred stock on a one for one basis, by the number of common shares outstanding at the end of the period, adjusted for conversion of the Series A preferred stock.
(c)	Calculated by subtracting Series A preferred stock APIC and goodwill from book value.
(d)	Calculated by subtracting goodwill from book value.
(e)	Amount represents the net of the loans wholly or partially guaranteed by the US Government.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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